UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 3, 2010

IKANOS COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000- 51532	73-1721486
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

47669 Fremont Boulevard Fremont, CA	94538
(Address of principal executive offices)	(Zip Code)

(510) 979-0400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 2.02.	Results of Operations and Financial Condition

The information in this Current Report is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liabilities of that Section. The information in this Current Report shall not be incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

On August 4, 2010, Ikanos Communications, Inc. (“Ikanos”) issued a press release regarding Ikanos’ financial results for its fiscal second quarter ended July 4, 2010. The full text of Ikanos’ press release is furnished herewith as Exhibit 99.1.

Item 2.05.	Cost Associated with Exit or Disposal Activities

Following a technology, product line and financial review and in response to the decline in demand for certain products, the Board of Directors of Ikanos approved a corporate restructuring plan (“Plan”) on August 3, 2010 that will include a reduction in force and is contemplated to include the closing of three overseas offices. The objective of the Plan is to better align Ikanos’ operating expenses with its revised revenue forecast and to reallocate sufficient engineering resources to the continued development of its broadband technology and products.

The reduction in force will take place in the third and fourth quarters of 2010 and is currently expected to result in a headcount reduction of approximately 20% and an anticipated annual operational cost savings of approximately $15 million in 2011. In addition, Ikanos is contemplating the closure of three overseas offices as part of the Plan. The timing for completion of the Plan will depend, in part, on local rules and regulations.

In connection with the Plan, Ikanos expects to incur total restructuring charges in the range of approximately $6 million to $7 million, consisting of estimated severance expenses of approximately $4.0 million to $4.5 million, software license impairment expenses of approximately $1.0 million and facility exit costs of approximately $1.0 million to $1.5 million. Ikanos currently expects that approximately $5 million to $6 million of these charges will be cash expenditures.

The foregoing contains forward-looking statements regarding the timing and anticipated impact of the Plan and amount of related charges. Statements regarding future events are based on Ikanos’ current expectations and are necessarily subject to associated risks related to, among other things, Ikanos’ ability to complete the restructuring. Actual results may differ materially from those in the forward-looking statements. For information regarding other factors that could cause Ikanos’ results to vary from expectations, please see the “Risk Factors” section of Ikanos’ filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and Form 10-Q. Ikanos undertakes no obligation to revise or update publicly any forward-looking statements.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) On August 3, 2010, Mr. Diosdado P. Banatao resigned as Ikanos’ Interim Chief Executive Officer and principal executive officer. Mr. Banatao will continue to serve as Executive Chairman of the Board of Directors of Ikanos.

(c) On August 3, 2010, Ikanos’ Board of Directors appointed its current Sr. Vice President, Global Engineering, Mr. John Quigley, as its Chief Executive Officer and President effective August 3, 2010 and also elected him to the Board of Directors. Mr. Quigley will also serve as Ikanos’ principal executive officer.

Mr. Quigley, age 54, joined Ikanos in June 2010 as its Senior Vice President, Global Engineering. Prior to joining Ikanos, Mr. Quigley served as Senior Vice President at Cambridge Silicon Radio (which acquired SiRF Technology Holdings, Inc. in June 2009) until June 2010. At SiRF, Mr. Quigley served as Sr. Vice President, General Manager of the wireless business unit from January 2007 to June 2009. From May 2004 to May 2006, he served as Vice President of Engineering for Airgo Networks (now Qualcomm). Mr. Quigley received his B.S.E.E. and M.S.E.E. from Colorado State University and has 9 issued patents and over 21 publications and conference presentations. Mr. Quigley’s prior experience with semiconductor companies and his engineering background bring industry experience and appropriate perspective to the Board of Directors.

Pursuant to the terms of his offer letter, Mr. Quigley will receive an annual base salary of $350,000 and is eligible to receive up to 75% of his base salary under Ikanos’ 2010 Executive Bonus Plan. Mr. Quigley was also granted an option to purchase 150,000 shares of Ikanos common stock, which option will vest over four years. In the event Ikanos undergoes a change in control and Mr. Quigley is terminated without Cause or resigns for Good Reason (each as defined in the offer letter) within 12 months of such change in control, and subject to his execution of a general release and waiver, he will be entitled to receive (i) a lump sum cash severance payment equal to six months of his base salary and 50% of his annual bonus target, (ii) reimbursement of up to six months of COBRA payments and (iii) acceleration of 50% of the then-unvested shares underlying equity awards at the time of such termination. Mr. Quigley will not receive any additional compensation for his service on the Board of Directors.

(d) All of the information required to be disclosed under this item is set forth above under Item 5.02(c) and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press release dated August 4, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 4, 2010

IKANOS COMMUNICATIONS, INC.

By:	/S/ DENNIS BENCALA
Dennis Bencala
Chief Financial Officer and Vice President of Finance

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated August 4, 2010.

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